Exhibit 4.1

Amended and Restated 2002 EQUITY INCENTIVE PLAN

OF

VIRAGE LOGIC CORPORATION

1. Purpose of this Plan

The purpose of this Amended and Restated 2002 Equity Incentive Plan of Virage Logic Corporation is to enhance the long-term stockholders’ value of Virage Logic Corporation by offering opportunities to eligible individuals to participate in the growth in value of the equity of Virage Logic Corporation. Stock options, stock awards and cash awards may be granted under the plan. Options granted under the plan may be either “Incentive Stock Options,” as defined in Section 422 of the Internal revenue Code of 1986, as amended (the “Code”), or Nonstatutory Options (as such term is defined below).

2. Definitions and Rules of Interpretation

2.1 Definitions. This Plan uses the following defined terms:

(a) “Administrator” means the Board, the Committee, or any officer or employee of the Company to whom the Board or the Committee delegates authority to administer this Plan.

(b) “Affiliate” means a “parent” or “subsidiary” (as each is defined in Section 424 of the Code) of the Company and any other entity that the Board or Committee designates as an “Affiliate” for purposes of this Plan.

(c) “Applicable Law” means any and all laws of whatever jurisdiction, within or without the United States, and the rules of any stock exchange or quotation system on which Shares are listed or quoted, applicable to the taking or refraining from taking of any action under this Plan, including the administration of this Plan and the grant, issuance or transfer of Awards or Award Shares.

(d) “Award” means an Option, Stock Award or Cash Award, granted in accordance with the terms of the Plan.

(e) “Award Agreement” means the document evidencing the grant of an Award.

(f) “Award Shares” means Shares covered by an outstanding Award or transferred to an Awardee under an Award.

(g) “Awardee” means: (i) a person to whom an Award has been granted, including a holder of a Substitute Award, (ii) a person to whom an Award has been transferred in accordance with all applicable requirements of Sections 6.5, 7(h), and 20, and (iii) a person who holds Award Shares subject to any right of repurchase under Section 19.2.

(h) “Base Price” means the price to be used as the basis for determining the Spread upon the exercise of a SAR.

(i) “Board” means the board of directors of the Company.

(j) “Cash Award” means the right to receive cash as described in Section 12.

(k) “Change of Control” means any transaction or event that the Board specifies as a Change of Control under Section 14.4.

(l) “Code” means the Internal Revenue Code of 1986.

(m) “Committee” means a committee composed of Company Directors appointed in accordance with the Company’s charter documents and Section 4.

(n) “Company” means Virage Logic Corporation, a Delaware corporation.

(o) “Company Director” means a member of the Board.

(p) “Consultant” means an individual who, or an employee of any entity that, provides bona fide services to the Company or an Affiliate not in connection with the offer or sale of securities in a capital-raising transaction, but who is not an Employee.

(q) “Director” means a member of the board of directors of the Company or an Affiliate.

(r) “Divestiture” means any transaction or event that the Board specifies as a Divestiture under Section 14.5.

(s) “Effective Date” means the day of the Company’s 2002 Annual Meeting of Stockholders.

(t) “Employee” means a regular employee of the Company or an Affiliate, including an officer, Executive or Director, who is treated as an employee in the personnel records of the Company or an Affiliate, but not individuals who are classified by the Company or an Affiliate as: (i) leased from or otherwise employed by a third party, (ii) independent contractors, or (iii) intermittent or temporary workers. The Company’s or an Affiliate’s classification of an individual as an “Employee” (or as not an “Employee”) for purposes of this Plan shall not be altered retroactively even if that classification is changed retroactively for another purpose as a result of an audit, litigation or otherwise. An Awardee shall not cease to be an Employee due to transfers between locations of the Company, or between the Company and an Affiliate, or to any successor to the Company or an Affiliate that assumes the Awardee’s Options under Section 14. Neither service as a Director nor receipt of a director’s fee shall be sufficient to make a Director an “Employee.”

(u) “Exchange Act” means the Securities Exchange Act of 1934.

(v) “Executive” means an individual who is subject to Section 16 of the Exchange Act or who is a “covered employee” under Section 162(m) of the Code, in either case because of the individual’s relationship with the Company or an Affiliate.

(w) “Expiration Date” means, with respect to an Award, the date stated in the Award Agreement as the expiration date of the Award or, if no such date is stated in the Award Agreement, then the last day of the maximum exercise period for the Award or the maximum period during which such Award is subject to lapsing restrictions, disregarding the effect of an Awardee’s Termination or any other event that would shorten that period.

(x) “Fair Market Value” means the value of Shares as determined under Section 21.2.

(y) “Fundamental Transaction” means any transaction or event described in Section 14.3.

(z) “Grant Date” means the date the Administrator approves the grant of an Award. However, if the Administrator specifies that an Award’s Grant Date is a future date or the date on which a condition is satisfied, the Grant Date for such Award is that future date or the date that the condition is satisfied.

(aa) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option under Section 422 of the Code and designated as an Incentive Stock Option in the Award Agreement for that Option.

(bb) “Non-Employee Director” means a Non-Employee Director, as defined in Rule 16b-3, who is also an “outside director” within the meaning of Section 162(m) of the Code.

(cc) “Nonstatutory Option” means any Option other than an Incentive Stock Option.

(dd) “Objectively Determinable Performance Condition” shall mean a performance condition (i) that is established (x) at the time an Award is granted or (y) no later than the earlier of (1) 90 days after the beginning of the period of service to which it relates, or (2) before the elapse of 25% of the period of service to which it relates, (ii) that is uncertain of achievement at the time it is established, and (iii) the achievement of which is objectively determinable by a third party with knowledge of the relevant facts. Examples of measures that may be used in Objectively Determinable Performance Conditions include net order dollars, net profit dollars, net profit growth, net revenue dollars, revenue growth, individual performance, earnings per share, return on assets, return on equity, and other financial objectives, objective customer satisfaction indicators and efficiency measures, each with respect to the Company and/or an individual business unit of the Company.

(ee) “Option” means a right to purchase Shares granted under this Plan, as provided in Section 6.

(ff) “Option Price” means the price payable under an Option for Shares, not including any amount payable in respect of withholding or other taxes.

(gg) “Plan” means this Amended and Restated 2002 Equity Incentive Plan of Virage Logic Corporation, as may be further amended from time to time.

(hh) “Purchase Price” means the price payable under an RSA or RSU for Shares (if any), not including any amount payable in respect of withholding or other taxes.

(ii) “Qualified Domestic Relations Order” means a judgment, order, or decree meeting the requirements of Section 414(p) of the Code.

(jj) “Restriction Period” means the period of time during which RSAs are subject to restrictions, as provided in Section 9.

(kk) “Restricted Stock Award (RSA)” means the right to receive shares subject to vesting conditions, as provided in Section 9.

(ll) “Restricted Stock Unit (RSU)” means the right to receive shares at some future date or subject to some performance condition, as provided in Section 10.

(mm) “Reverse Vesting” means, with respect to an Option, that an Option is fully exercisable but that the Company has a lapsing right to repurchase the underlying Award Shares as specified in Section 19.2(a) in accordance with the vesting schedule that would otherwise have applied to the Option under which the Award Shares were purchased or other vesting schedule described in the Award Agreement. With respect to an RSA, Reverse Vesting means that the Company has a lapsing right to repurchase the Award Shares purchased pursuant to the RSA as specified in Section 19.2(a) in accordance with the vesting schedule described in the Award Agreement.

(nn) “Rule 16b-3” means Rule 16b-3 adopted under Section 16(b) of the Exchange Act.

(oo) “Section 409A” means Section 409A of the Code and any regulations or other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

(pp) “Securities Act” means the Securities Act of 1933.

(qq) “Share” means a share of the common stock of the Company, $0.001 par value, or other securities substituted for the common stock under Section 14.

(rr) “Spread” means the excess of the Market Value of the Shares on the date when a SAR is exercised over the SAR’s Base Price.

(ss) “Stock Appreciation Right (SAR)” means the right to the monetary equivalent of the increase in the value of a specified number of Shares equal to the Spread over a specified period of time, as provided in Section 8.

(tt) “Stock Award” means a SAR, RSA or RSU granted to an Awardee pursuant to the terms of this Plan.

(uu) “Stock Settled Appreciation Right (SSAR)” means a SAR that is payable in Shares upon exercise of the SAR.

(vv) “Substitute Award” means an Option or Stock Award granted in substitution for, or upon the conversion of, an equity award or stock appreciation right granted by another entity with respect to such entity’s equity securities.

(ww) “Termination” means that the Awardee has ceased to be, with or without any cause or reason, an Employee, Director or Consultant. For purposes of the foregoing, an Awardee who serves both as a Director and as an Employee or Consultant shall not experience a Termination if such Awardee ceases to perform services in only one of such capacities. Unless determined otherwise by the Administrator, “Termination” shall not include a change in status from an Employee, Consultant or Director to another such status. An event that causes an Affiliate to cease being an Affiliate shall be treated as the “Termination” of that Affiliate’s Employees, Directors, and Consultants.

2.2 Rules of Interpretation. Any reference to a “Section,” without more, is to a Section of this Plan. Captions and titles are used for convenience in this Plan and shall not, by themselves, determine the meaning of this Plan. Except when otherwise indicated by the context, the singular includes the plural and vice versa. Any reference to a statute is also a reference to the applicable rules and regulations adopted under that statute. Any reference to a statute, rule or regulation, or to a section of a statute, rule or regulation, is a reference to that statute, rule, regulation, or section as amended from time to time, both before and after the effective date of this Plan and including any successor provisions.

3. Shares Subject to this Plan; Term of this Plan

3.1 Number of Award Shares. Subject to adjustment under Section 14, the maximum number of Shares that may be issued or transferred (a) upon the exercise of Options; (b) as RSAs or SSARs released from risk of forfeiture thereof; (c) in payment of RSUs or SARS; or (d) in payment of Cash Awards made under this Plan will not exceed in the aggregate 7,450,000 Shares (6,100,000 of which were approved by shareholders through the 2009 annual meeting of stockholders and 1,350,000 of which will be added upon approval by shareholders in 2010), plus any Shares relating to awards that expire or are forfeited or are cancelled under this Plan. Such Shares may be shares of original issuance or treasury shares or a combination of the foregoing.

3.2 Source of Shares. Award Shares may be authorized but unissued Shares or treasury Shares. If an Award is terminated, expires, or otherwise becomes unexercisable without having been exercised in full, the unpurchased Shares that were subject to the Award shall revert to this Plan and shall again be available for future issuance under this Plan. Shares actually issued under this Plan shall not be available for regrant even if repurchased by the Company.

3.3 Term of this Plan

(a) The 2002 Equity Incentive Plan of Virage Logic Corporation was first was adopted by the Board on December 5, 2001 and it became effective on the date it has been adopted by the Company’s stockholders.

(b) This Plan has no set termination date. However, it may be terminated as provided in Section 17. Moreover, no Incentive Stock Option may be granted after the time described in Section 7(b).

4. Administration

4.1 General

(a) The Plan will be administered by the Committee. The Committee has delegated to the Chief Executive Officer of the Company the authority to grant Awards to non-executive level employees in accordance with guidelines established by the Committee. The Board may delegate certain of its responsibilities to an employee of the Company (as applicable, the “Administrator”). Where this Plan specifies that an action is to be taken or a determination made by the Board, only the Board may take that action or make that determination. Where this Plan specifies that an action is to be taken or a determination made by the Committee, only the Committee may take that action or make that determination. Where this Plan references the “Administrator,” the action may be taken or determination made by the Board, the Committee, or other Administrator. However, only the Board or the Committee may approve grants of Awards to Executives, and an Administrator other than the Board or the Committee may grant Awards only to non-executive level employees and within guidelines established by the Board or Committee. All actions and determinations by any Administrator are subject to the provisions of this Plan.

(b) The Administrator may engage a brokerage firm, bank, or other financial institution to assist in the delivery of Shares upon exercise of Awards or lapsing of restrictions on Awards, delivery of reports, or other administrative aspects of the Plan. If the Administrator so elects, each Awardee shall be deemed upon enrollment in the Plan to have authorized the establishment of an account on his or her behalf at such institution. Shares purchased by an Awardee under the Plan shall be held in the account in the name in which the share certificate would otherwise be issued.

(c) So long as the Company has registered and outstanding a class of equity securities under Section 12 of the Exchange Act, the Committee shall consist of Company Directors who are Non-Employee Directors.

4.2 Authority of Administrator. Subject to the other provisions of this Plan, the Administrator shall have the authority:

(a) to grant Awards, including Substitute Awards;

(b) to determine the Fair Market Value of Shares;

(c) to determine the Option Price, Base Price and Purchase Price under Awards;

(d) to select the Awardees;

(e) to determine the times Awards are granted;

(f) to determine the number of Shares subject to each Award;

(g) to determine the types of payment that may be used to purchase Award Shares;

(h) to determine the types of payment that may be used to satisfy withholding tax obligations;

(i) to determine the other terms of each Award, including but not limited to the time or times at which Awards may be exercised or that restrictions on Awards will lapse, whether and under what conditions an Award is assignable, and whether an Option is a Nonstatutory Option or an Incentive Stock Option;

(j) to modify or amend any Award;

(k) to authorize any person to sign any Award Agreement or other document related to this Plan on behalf of the Company;

(l) to determine the form of any Award Agreement or other document related to this Plan, and whether that document, including signatures, may be in electronic form;

(m) to interpret this Plan and any Award Agreement or document related to this Plan;

(n) to correct any defect, remedy any omission, or reconcile any inconsistency in this Plan, any Award Agreement or any other document related to this Plan;

(o) to adopt, amend, and revoke rules and regulations under this Plan, including rules and regulations relating to sub-plans and Plan addenda;

(p) to adopt, amend, and revoke rules and procedures relating to the operation and administration of this Plan to accommodate non-U.S. Awardees and the requirements of Applicable Law such as: (i) rules and procedures regarding the conversion of local currency, withholding procedures and the handling of stock certificates to comply with local practice and requirements, and (ii) sub-plans and Plan addenda for non-U.S. Awardees;

(q) to determine whether a transaction or event should be treated as a Change of Control, a Divestiture or neither;

(r) to determine the effect of a Fundamental Transaction and, if the Board determines that a transaction or event should be treated as a Change of Control or a Divestiture, then the effect of that Change of Control or Divestiture; and

(s) to make all other determinations the Administrator deems necessary or advisable for the administration of this Plan.

4.3 Scope of Discretion. Subject to the last sentence of this Section 4.3, on all matters for which this Plan confers the authority, right or power on the Board, the Committee, or other Administrator to make decisions, that body may make those decisions in its sole and absolute discretion, and such decisions shall be final and binding on all Awardees. In making those decisions the Board, Committee or other Administrator need not treat all persons eligible to receive Awards, all Awardees, all Awards or all Award Shares the same way. However, the discretion of the Board, Committee or other Administrator is subject to the specific provisions and specific limitations of this Plan, as well as all rights conferred on specific Awardees by Award Agreements and other agreements.

5. Persons Eligible to Receive Awards

5.1 Individuals. Awards (including Substitute Awards) may be granted to, and only to, Employees, Directors and Consultants, including to prospective Employees, Directors and Consultants conditioned on the beginning of their service for the Company or an Affiliate; provided, however, that Options and SARs (including Options and SARs granted as Substitute Awards) may be granted only to current or prospective Employees, Directors and Consultants of the Company or any “subsidiary corporation” thereof within the meaning of Section 424 of the Code; provided, further, that Incentive Stock Options may be granted only to current Employees of the Company or any “subsidiary corporation” thereof within the meaning of Section 424 of the Code. The Company intends the Plan to be broad-based employee plan.

5.2 Section 162(m) Limitation.

(a) Options and SARS. So long as the Company is a “publicly held corporation” within the meaning of Section 162(m) of the Code: (a) no Employee or prospective Employee may be granted one or more Options or SARS, in the aggregate, within any fiscal year of the Company for more than 500,000 Shares, subject to adjustment under Section 14, and (b) notwithstanding the provisions of Section 4.1(a), Options and SARS may be granted to an Executive only by the Committee. If an Option or SAR is cancelled without being exercised, that cancelled Option or SAR shall continue to be counted against the limit on Shares under this Section 5.2 for the fiscal year in which the Option was granted.

(b) Awards Subject to 162(m) of the Code. Any Award (other than Options or SARS) intended as “qualified performance-based compensation” within the meaning of Section 162(m) of the Code must vest or become exercisable contingent on the achievement of one or more Objectively Determinable Performance Conditions, the Award may be granted only by the Committee, and the material terms of the Award, including the maximum amount payable and the payment formula, must be approved by the stockholders of the Company before such Award is paid.

6. Terms and Conditions of Options

The following rules apply to all Options:

6.1 Price. No Option may have an Option Price less than the Fair Market Value of the Shares on the Grant Date. No Option intended as “qualified incentive-based compensation” within the meaning of Section 162(m) of the Code may have an Option Price less than 100% of the Fair Market Value of the Shares on the Grant Date. In no event will the Option Price of any Option be less than the par value of the Shares issuable under the Option.

6.2 Term. No Option shall be exercisable after its Expiration Date. No Option may have an Expiration Date that is more than ten years after its Grant Date.

6.3 Vesting. Options shall be exercisable: (a) on the Grant Date, or (b) in accordance with a schedule related to the Grant Date, the date the Awardee’s directorship, employment or consultancy begins, or a different date specified in the Option Agreement. If so provided in the Option Agreement, an Option may be exercisable subject to the application of Reverse Vesting to the underlying Award Shares.

6.4 Form of Payment.

(a) The Administrator shall determine the acceptable form and method of payment for exercising an Option. The means of payment for shares issued on exercise of an option are specified in each Award Agreement.

(b) Acceptable forms of payment for all Award Shares underlying Options are cash, check or wire transfer, denominated in U.S. dollars except as specified by the Administrator for non-U.S. Employees or non-U.S. sub-plans.

(c) In addition, the Administrator may permit payment to be made by any of the following methods:

(i) other Shares, or the designation of other Shares, which (A) in the case of Shares acquired upon exercise of an option (whether or not under this Plan) have been owned by the Awardee for more than six months on the date of surrender, and (B) have a Fair Market Value on the date of surrender equal to the Option Price of the Shares as to which the Option is being exercised;

(ii) provided that a public market exists for the Shares, through a “same day sale” commitment from the Awardee and a broker-dealer that is a member of the National Association of Securities Dealers (an “NASD Dealer”) under which the Awardee irrevocably elects to exercise the Option and the NASD Dealer irrevocably commits to forward an amount equal to the Option Price, directly to the Company, upon receipt of the underlying Award Shares;

(iii) provided that a public market exists for the Shares, through funds provided to the Awardee under a “margin” commitment from an NASD Dealer under which the Awardee irrevocably elects to exercise the Option and pledge the underlying Award Shares so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the Option Price and the NASD Dealer irrevocably commits to forward an amount equal to the Option Price, directly to the Company, upon receipt of the Award Shares;

(iv) one or more full recourse promissory notes bearing interest at a market rate that is at least sufficient to avoid (a) a direct or indirect reduction of the Option Price for purposes of Section 409A or (b) an imputation of interest under Sections 483, 1274 and 7872 of the Code and with such other terms as the Administrator specifies, except that Consultants may not purchase Shares with a promissory note unless the note is adequately secured by collateral other than the Shares, the portion of the Option Price equal to the par value of the Shares must be paid in cash or other lawful consideration, other than the note, and the Company shall at all times comply with any applicable margin rules of the Federal Reserve; and

(v) any combination of the methods of payment permitted by any paragraph of this Section 6.4.

6.5 Nonassignability of Options. Except as determined by the Administrator, no Option shall be assignable or otherwise transferable by the Awardee except by will or by the laws of descent and distribution. However, Options may be transferred and exercised in accordance with a Qualified Domestic Relations Order.

6.6 Substitute Options. The Board may cause the Company to grant substitute Options in connection with the acquisition by the Company or an Affiliate of equity securities of any entity (including by merger) or all or a portion of the assets of any entity. Any such substitution shall be effective when the acquisition closes or at such later date as the Board determines. Substitute Options may be Nonstatutory Options or Incentive Stock Options. Unless and to the extent specified otherwise by the Board, substitute Options shall have the same terms and conditions as the options they replace, except that (subject to Section 14) substitute Options shall be Options to purchase Shares rather than equity securities of the granting entity and shall have an Option Price and such other terms that (a) preclude the substitute Options from qualifying as deferred compensation within the meaning of Section 409A and (b) properly reflect the substitution, as determined by the Board in its sole and absolute discretion.

7. Incentive Stock Options

The following rules apply only to Incentive Stock Options and only to the extent these rules are more restrictive than the rules that would otherwise apply under this Plan. With the consent of the Awardee, or where this Plan provides that an action may be taken notwithstanding any other provision of this Plan, the Administrator may deviate from the requirements of this Section, notwithstanding that any Incentive Stock Option modified by the Administrator will thereafter be treated as a Nonstatutory Option.

(a) The Expiration Date of an Incentive Stock Option shall not be later than ten years from its Grant Date, with the result that no Incentive Stock Option may be exercised after the expiration of ten years from its Grant Date.

(b) No Incentive Stock Option may be granted after the date in March 2020 that is ten years from the date this Plan was approved by the Board.

(c) Options intended to be Incentive Stock Options that are granted to any single Awardee under all equity compensation plans of the Company and its Affiliates, including Incentive Stock Options granted under this Plan, may not vest at a rate of more than $100,000 in Fair Market Value of stock (measured on the Grant Dates of the Options) during any calendar year. For the purpose of this Section 7(c), an Option vests with respect to a given share of stock the first time its holder may purchase that share, notwithstanding any right of the Company to repurchase that share. Unless the Administrator specifies otherwise in the related agreement governing the option, this vesting limitation shall be applied by, to the extent necessary to satisfy this $100,000 rule, treating certain stock options that were intended to be incentive stock options under Section 422 of the Code as nonstatutory options. The stock options or portions of stock options to be reclassified as nonstatutory options are those with the highest option prices, whether granted under this Plan or any other equity compensation plan of the Company or any Affiliate that permits that treatment. This Section 7(c) shall not cause an Incentive Stock Option to vest before its original vesting date or cause an Incentive Stock Option that has already vested to cease to be vested.

(d) In order for an Incentive Stock Option to be exercised for any form of payment other than those described in Section 6.4(b), that right must be stated in the Option Agreement relating to that Incentive Stock Option.

(e) Any Incentive Stock Option granted to a Ten Percent Shareholder, must have an Expiration Date that is not later than five years from its Grant Date, with the result that no such Option may be exercised after the expiration of five years from the Grant Date. A “Ten Percent Shareholder” is any person who, directly or by attribution under Section 424(d) of the Code, owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or of any Affiliate on the Grant Date.

(f) The Option Price of an Incentive Stock Option shall never be less than the Fair Market Value of the Shares at the Grant Date. The Option Price for the Shares covered by an Incentive Stock Option granted to a Ten Percent Shareholder shall never be less than 110% of the Fair Market Value of the Shares at the Grant Date.

(g) Incentive Stock Options may be granted only to Employees.

(h) No rights under an Incentive Stock Option may be transferred by the Awardee, other than by will or the laws of descent and distribution. During the life of the Awardee, an Incentive Stock Option may be exercised only by the Awardee. The Company’s compliance with a Qualified Domestic Relations Order, or the exercise of an Incentive Stock Option by a guardian or conservator appointed to act for the Awardee, shall not violate this Section 7(h).

(i) An Incentive Stock Option shall be treated as a Nonstatutory Option if it remains exercisable after, but is not exercised within three months following Awardee’s Termination for any reason other than the Awardee’s death or disability (as defined in Section 22(e)(3) of the Code) or change of status of an Awardee from an Employee to a Consultant. In the case of Termination due to disability, an Incentive Stock Option shall be treated as a Nonstatutory Option if it remains exercisable after, but is not exercised within, one year after the Awardee’s Termination. In the case of Termination due to death, an Incentive Stock Option shall continue to be treated as an Incentive Stock Option if it remains exercisable after, but is not exercised within, three months following Awardee’s Termination provided it is exercised before the Expiration Date.

8. Stock Appreciation Rights

Subject to the provisions of this Plan, the terms and conditions of SARs will be found in the Award Agreement. The following rules shall apply to all SARs:

8.1 Terms of Grant. Each grant of SARs:

(a) shall represent the Awardee’s right to receive from the Company an amount determined by the Board, which will be expressed as a percentage of the Spread (not exceeding 100 percent) at the time of exercise;

(b) shall specify a Base Price for each SAR, which Base Price may not be less than the Fair Market Value of the Shares on the Grant Date;

(c) may specify that the amount payable on exercise of SARs may be paid by the Company in cash, settled in Shares or in any combination thereof and may either grant to the Awardee or retain in the Board the right to elect among those alternatives;

(d) Subject to Section 13.4, may specify that the amount payable on exercise of SARs shall not exceed a maximum specified by the Board at the Grant Date; and

(e) may specify waiting periods before exercise and permissible exercise dates or periods, and may also condition exercise upon the achievement of Objectively Determinable Performance Conditions, provided that any such dates, periods or conditions shall not extend beyond 10 years from the Grant Date.

8.2 Substitute SARs. The Board may cause the Company to grant substitute SARs in connection with the acquisition by the Company or an Affiliate of equity securities of any entity (including by merger) or all or a portion of the assets of any entity. Any such substitution shall be effective when the acquisition closes or at such later date as the Board determines. Unless and to the extent specified otherwise by the Board, substitute SARs shall have the same terms and conditions as the awards they replace, except that (subject to Section 14) substitute SARs shall have a Base Price and such other terms that (a) preclude the SARs from qualifying as deferred compensation within the meaning of Section 409A and (b) properly reflect the substitution, as determined by the Board in its sole and absolute discretion.

9. Restricted Stock Awards

Subject to the provisions of this Plan, the terms and conditions of RSAs will be found in the Award Agreement. The following rules shall apply to all RSAs:

9.1 Terms of Grant. Each grant of RSAs:

(a) shall constitute an immediate transfer of the ownership of Shares to the Awardee in consideration of the performance of services, entitling such Awardee to voting, dividend and other ownership rights, but subject to the substantial risk of forfeiture and restrictions on transfer hereinafter referred to;

(b) shall provide that the RSAs covered by such grant or sale that vest upon the passage of time shall be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Board at the Grant Date or upon the achievement of Objectively Determinable Performance Conditions, provided that no RSAs shall be subject to a substantial risk of forfeiture beyond the tenth anniversary of the Grant Date;

(c) shall provide that during the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Stock will be prohibited or restricted in the manner and to the extent prescribed by the Board at the Date of Grant, which restrictions may include Reverse Vesting;

(d) may require that any or all dividends or other distributions paid thereon during the period such RSAs are subject to restrictions be automatically deferred and reinvested in additional RSAs, which may be subject to the same restrictions as the underlying Award; and

(e) may be made without additional consideration or in consideration of a Purchase Price that is less than the Fair Market Value of the Shares at the Grant Date.

9.2 Form of Payment. The Administrator shall determine the acceptable form or method of payment for RSAs that are granted to an Awardee for consideration, which form or method of payment may include (a) cash, check or wire transfer, denominated in U.S. dollars except as specified by the Administrator for non-U.S. Employees or non-U.S. sub-plans, (b) any payment method permitted with respect to the exercise of Options pursuant to Section 6.4 or (c) prior services performed by the Awardee.

9.3 Substitute RSAs. The Board may cause the Company to grant substitute RSAs in connection with the acquisition by the Company or an Affiliate of equity securities of any entity (including by merger) or all or a portion of the assets of any entity. Unless and to the extent specified otherwise by the Board, substitute RSAs shall have the same terms and conditions as the awards they replace, except that (subject to Section 14) substitute RSAs shall be awards of Shares rather than equity securities of the granting entity and shall have a Purchase Price and such other terms that (a) preclude the substitute RSAs from qualifying as deferred compensation within the meaning of Section 409A and (b) properly reflect the substitution, as determined by the Board in its sole and absolute discretion.

10. Restricted Stock Units

Subject to the provisions of this Plan, the terms and conditions of RSUs will be found in the Award Agreement. The following rules shall apply to all RSUs:

10.1 Terms of Grant. Each grant of RSUs:

(a) shall constitute an agreement by the Company to deliver Shares or cash to the Awardee in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include the achievement of Objectively Determinable Performance Conditions) during the Restriction Period as the Board may specify, provided that no Restriction Period may extend beyond the tenth anniversary of the Grant Date;

(b) may be made without additional consideration or in consideration of a Purchase Price that is less than the Fair Market Value of the Shares at the Grant Date; and

(c) shall specify the time and manner of payment of the RSUs that have been earned.

10.2 Restrictions on Transfer. During the Restriction Period, the Awardee shall have no right to transfer any rights under his or her RSUs and shall have no rights of ownership in the RSUs.

10.3 Form of Payment. The Administrator shall determine the acceptable form or method of payment for RSUs that are granted to an Awardee for consideration, which form or method of payment may include (a) cash, check or wire transfer, denominated in U.S. dollars except as specified by the Administrator for non-U.S. Employees or non-U.S. sub-plans, (b) any payment method permitted with respect to the exercise of Options pursuant to Section 6.4 or (c) prior services performed by the Awardee.

10.4 Substitute RSUs. The Board may cause the Company to grant substitute RSUs in connection with the acquisition by the Company or an Affiliate of equity securities of any entity (including by merger) or all or a portion of the assets of any entity. Unless and to the extent specified otherwise by the Board, substitute RSUs shall have the same terms and conditions as the awards they replace, except that (subject to Section 14) substitute RSUs shall be awards of Shares rather than equity securities of the granting entity and shall have a Purchase Price and such other terms that (a) comply with Section 409A and (b) properly reflect the substitution, as determined by the Board in its sole and absolute discretion.

11. No Repricings without Stockholder Approval

11.1 Repricings. Except in connection with a Fundamental Transaction or other event described in Section 14 of this Plan, no Award granted pursuant to this Plan may be repriced, replaced, exchanged, substituted, regranted, or otherwise reissued, through cancellation, exchange, modification, or otherwise, in each case, without prior stockholder approval.

12. Cash Awards

The Administrator may grant cash awards, which entitle the recipient to a cash payment on satisfaction of goals described in the award. Subject to the provisions of this Plan, the terms and conditions of Cash Awards will be found in the Award Agreement. The following rules apply to all Cash Awards:

12.1 Term. No Cash Award shall be payable after its Expiration Date. No Cash Award may have an Expiration Date that is more than ten years after its Grant Date.

12.2 Vesting. Cash Awards shall be payable: (a) on the Grant Date, (b) in accordance with a schedule related to the Grant Date, the date the Awardee’s directorship, employment or consultancy begins, or a different date specified in the Award Agreement, or (c) or upon the achievement of Objectively Determinable Performance Conditions.

13. Exercise of Awards/Lapse of Restrictions

13.1 In General. An Award that is subject to exercise rights shall be exercisable in accordance with this Plan, the Award Agreement under which it is granted, and as prescribed by the Administrator.

13.2 Time of Exercise. Options and SARs shall be considered exercised when the Company receives: (a) written notice of exercise from the person entitled to exercise the Option or SAR, (b) with respect to Options, full payment, or provision for payment, in a form and method approved by the Administrator, for the Shares for which the Option is being exercised, and (c) payment, or provision for payment, in a form approved by the Administrator, of all applicable withholding taxes due upon exercise. Options and SSARs may not be exercised for a fraction of a Share. Cash Awards shall be considered exercised when the Company receives written notice of the exercise from the person entitled to exercise the Cash Award.

13.3 Issuance of Award Shares. The Company shall issue Award Shares in the name of the person properly exercising an Option or SSAR, upon the grant of an RSA, or upon the lapsing of restrictions on an RSU. If the Awardee is that person and so requests, the Award Shares shall be issued in the name of the Awardee and the Awardee’s spouse. The Company shall endeavor to issue Award Shares promptly after the applicable Award is granted, exercised or restrictions on such Award lapse, as applicable. Until Award Shares are actually issued, as evidenced by the appropriate entry on the stock books of the Company or the transfer agent for the Shares, no right to vote or receive dividends or other distributions, and no other rights as a stockholder, shall exist with respect to the Award Shares, even though the Awardee has provided the Company with the necessary notices and payments required under Section 13.2 or the applicable restrictions on the underlying Award have lapsed. No adjustment shall be made for any dividend, distribution, or other right for which the record date precedes the date the Award Shares are issued, except as provided in Section 14.

13.4 Limitations on Exercise. The Administrator may specify a minimum number of Shares that may be purchased on any exercise of an Option or SSAR, provided that such minimum will not prevent an Awardee from exercising the Award for the full number of Shares for which it is then exercisable.

13.5 Termination

(a) In General. Except as provided by the Administrator, including in an Award Agreement, and as otherwise provided in Sections 13.5(b), (c), (d) and (e), after an Awardee’s Termination, the Awardee’s Options and SARs shall be exercisable to the extent (but only to the extent) they are vested on the date of that Termination and only during the period ending three months after the Termination, but in no event after the Expiration Date. To the extent the Awardee does not exercise an Option or SAR within the time specified for exercise, the Award shall automatically terminate.

(b) Leaves of Absence. Unless otherwise provided in the Award Agreement, no Option or SAR may be exercised more than three months after the beginning of a leave of absence, other than a personal or medical leave approved by the Administrator with employment guaranteed upon return. Awards shall not continue to vest during a leave of absence, other than an approved personal or medical leave with employment guaranteed upon return.

(c) Death or Disability. Unless otherwise provided by the Administrator, if an Awardee’s Termination is due to death or disability (as determined by the Administrator with respect to SARs and Options other than Incentive Stock Options and as defined by Section 22(e) of the Code with respect to Incentive Stock Options), all Options and SARs held by that Awardee, to the extent exercisable at the date of that Termination, may be exercised for one year after that Termination, but in no event after the Expiration Date. In the case of Termination due to death, Options and SARs may be exercised as provided in Section 19. In the case of Termination due to disability, if a guardian or conservator has been appointed to act for the Awardee and been granted this authority as part of that appointment, that guardian or conservator may exercise Options and SARs on behalf of the Awardee. In the case of an Awardee who dies or becomes disabled within three months after Termination not due to Cause, the Awardee’s Options and SARs may be exercised for one year after that Termination.

(d) Divestiture. If an Awardee’s Termination is due to a Divestiture, the Board may take any one or more of the actions described in Section 14.3 or 14.4.

(e) Termination for Cause. If an Awardee’s Termination is due to Cause, all of the Awardee’s Awards shall automatically terminate and outstanding Options and SARs shall cease to be exercisable at the time of Termination and all Options and SARs exercised after the first event constituting Cause may be rescinded by the Administrator. “Cause” means dishonesty, fraud, misconduct, disclosure or misuse of confidential information, conviction of, or a plea of guilty or no contest to, a felony or similar offense, habitual absence from work for reasons other than illness, intentional conduct that could cause significant injury to the Company or an Affiliate, or habitual abuse of alcohol or a controlled substance in a way that interfered with the Awardee’s performance of his or her duties, in each case as determined by the Administrator.

(f) Consulting or Employment Relationship. Nothing in this Plan or in any Award Agreement, and no Award or the fact that Award Shares remain subject to repurchase rights, shall: (a) interfere with or limit the right of the Company or any Affiliate to terminate the employment or consultancy of any Awardee at any time, whether with or without cause or reason, and with or without the payment of severance or any other compensation or payment, or (b) interfere with the application of any provision in any of the Company’s or any Affiliate’s charter documents or the Delaware General Corporation Law relating to the election, appointment, term of office, or removal of a Director.

14. Certain Transactions and Events

14.1 In General. Except as provided in this Section 14, no change in the capital structure of the Company, merger, sale or other disposition of assets or a subsidiary, change of control, issuance by the Company of shares of any class of securities convertible into shares of any class, conversion of securities, or other transaction or event shall require or be the occasion for any adjustments of the type described in this Section 14.

14.2 Changes in Capital Structure. In the event of any stock split, reverse stock split, recapitalization, combination or reclassification of stock, stock dividend, spin-off, or similar change to the capital structure of the Company (not including a Fundamental Transaction or Change of Control), the Board shall adjust the following as it concludes are appropriate to prevent dilution or enlargement of rights of Awardees: (a) the number of Shares underlying any Options and Stock Awards granted under this Plan (b) the Option Price and Base Price provided under outstanding Options and SARs, respectively, and in the kind of shares covered thereby, (c) the Purchase Price under any outstanding RSAs or RSUs and (d) the repurchase price of Options and RSAs that remain subject to Reverse Vesting. The specific adjustments shall be determined by the Board in its sole and absolute discretion. Unless the Board specifies otherwise, any securities issuable as a result of any such adjustment shall be rounded to the next lower whole security.

14.3 Fundamental Transactions. If the Company merges with another entity in a transaction in which the Company is not the surviving entity or if, as a result of any other transaction or event, other securities are substituted for the Shares or Shares may no longer be issued (each a “Fundamental Transaction”), then, notwithstanding any other provision of this Plan, the Board shall do one or more of the following, contingent on the closing or completion of the Fundamental Transaction and in a manner that complies with Section 409A: (a) arrange for the substitution of options or other compensatory awards on equity securities other than Shares (including, if appropriate, equity securities of an entity other than the Company) in exchange for Awards, (b) accelerate the vesting and termination of outstanding Awards, in whole or in part, so that Awards that are subject to exercise can be exercised prior to the closing or completion of the Fundamental Transaction but then terminate, (c) cancel Awards in exchange for cash payments to Awardees, or (d) arrange for any repurchase rights of the Company with respect to Award Shares to apply to the securities issued in substitution for Shares or terminate repurchase rights on Award Shares. The Board need not adopt the same rules for each Award or each Awardee.

14.4 Changes of Control. The Board may also, but need not, specify that other transactions or events constitute a “Change of Control”. The Board may do that either before or after the transaction or event occurs. Examples of transactions or events that the Board may treat as Changes of Control are: (a) the Company or an Affiliate is a party to a merger, consolidation, amalgamation, or other transaction in which the beneficial stockholders of the Company, immediately before the transaction, beneficially own securities representing 50% or less of the total combined voting power or value of the Company immediately after the transaction, (b) any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Exchange Act, acquires securities holding 30% or more of the total combined voting power or value of the Company, or (c) as a result of or in connection with a contested election of Company Directors, the persons who were Company Directors immediately before the election cease to constitute a majority of the Board. In connection with a Change of Control, notwithstanding any other provision of this Plan, the Board may take any one or more of the actions described in Section 14.3, provided that such action complies with Section 409A. In addition, subject to the applicable requirements set forth in Section 409A, the Board may extend the date for the exercise of Awards (but not beyond their original Expiration Date). The Board need not adopt the same rules for each Award or each Awardee.

14.5 Divestiture. If the Company or an Affiliate sells or otherwise transfers equity securities of an Affiliate to a person or entity other than the Company or an Affiliate, or leases, exchanges or transfers all or any portion of its assets to such a person or entity, then the Board, in its sole and absolute discretion, may specify that such transaction or event constitutes a “Divestiture”. In connection with a Divestiture, notwithstanding any other provision of this Plan, the Board may take one or more of the actions described in Section 14.3 or 14.4 with respect to Awards or Award Shares held by, for example, Employees, Directors or Consultants for whom that transaction or event results in a Termination. The Board need not adopt the same rules for each Award or each Awardee.

14.6 Dissolution. If the Company adopts a plan of dissolution, the Board may, in its sole and absolute discretion and in a manner consistent with Section 409A, cause Awards to be fully vested and exercisable (but not after their Expiration Date) before the dissolution is completed but contingent on its completion and may cause the Company’s repurchase rights on Award Shares to lapse upon completion of the dissolution. To the extent not exercised before the earlier of the completion of the dissolution or their Expiration Date, Awards shall terminate immediately prior to the completion of the dissolution. The Board need not adopt the same rules for each Award or each Awardee.

14.7 Cut-Back to Preserve Benefits. If the Administrator determines that the net after-tax amount to be realized by any Awardee, taking into account any accelerated vesting, termination of repurchase rights, or cash payments to that Awardee in connection with any transaction or event addressed in this Section 14 would be greater if one or more of those steps were not taken with respect to that Awardee’s Awards or Award Shares, then and to that extent one or more of those steps shall not be taken.

15. Withholding and Tax Reporting

15.1 Tax Withholding Alternatives

(a) General. Whenever Award Shares are issued or become free of restrictions, the Company may require the Awardee to remit to the Company an amount sufficient to satisfy any applicable tax withholding requirement, whether the related tax is imposed on the Awardee or the Company. The Company shall have no obligation to issue or deliver Award Shares or release Award Shares from an escrow until the Awardee has satisfied those tax withholding obligations. Whenever payment in satisfaction of Awards is made in cash, the payment will be reduced by an amount sufficient to satisfy all tax withholding requirements.

(b) Method of Payment. The Awardee shall pay any required withholding using the forms of consideration described in Section 6.4(b), except that, in the discretion of the Administrator, the Company may also permit the Awardee to use any of the forms of payment described in Section 6.4(c). The Administrator may also permit Award Shares to be withheld to pay required withholding. If the Administrator permits Award Shares to be withheld, the Fair Market Value of the Award Shares withheld (rounded up to the nearest whole Award Share) shall not exceed the number of Award Shares required to satisfy the applicable minimum statutory withholding rates, and shall be determined as of the date that the amount of tax to be withheld or tendered for this purpose is to be determined.

15.2 Reporting of Dispositions. Any holder of Award Shares acquired under an Incentive Stock Option shall promptly notify the Administrator in writing of the sale or other disposition of any of those Award Shares if the disposition occurs during: (a) the longer of two years after the Grant Date of the Incentive Stock Option and one year after the date the Incentive Stock Option was exercised, or (b) such other period as the Administrator has established.

16. Compliance with Law

16.1 Applicable Law. The grant of Awards and the issuance and subsequent transfer of Award Shares shall be subject to compliance with all Applicable Law. Awards may not be exercised, and Award Shares may not be transferred, in violation of Applicable Law. Awards may not be exercised, and Award Shares may not be transferred, unless: (a) a registration statement under the Securities Act is then in effect with respect to the related Award Shares, or (b) in the opinion of legal counsel to the Company, those Award Shares may be issued in accordance with an applicable exemption from the registration requirements of the Securities Act and any other applicable securities laws. The failure or inability of the Company to obtain from any regulatory body the authority considered by the Company’s legal counsel to be necessary or useful for the lawful issuance of any Award Shares or their subsequent transfer shall relieve the Company of any liability for failing to issue those Award Shares or permitting their transfer. As a condition to the exercise of any Award or the transfer of any Award Shares, the Company may require the Awardee to satisfy any requirements or qualifications that may be necessary or appropriate to comply with or evidence compliance with any Applicable Law.

16.2 Compliance with Section 409A.

(a) To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to any Awardees. This Plan and any grants made hereunder shall be administrated in a manner consistent with this intent, and any provision that would cause this Plan or any grant made hereunder to fail to satisfy Section 409A shall have no force and effect until amended to comply with Section 409A (which amendment may be retroactive to the extent permitted by Section 409A and may be made by the Company without the consent of Awardees).

(b) Neither an Awardee nor any of an Awardee’s creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to an Awardee or for an Awardee’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owing by an Awardee to the Company or any of its Affiliates.

(c) If, at the time of an Awardee’s separation from service (within the meaning of Section 409A), (i) the Awardee shall be a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest, on the first business day of the seventh month after such six-month period.

(d) Each Participant shall be solely responsible and liable for the satisfaction of any taxes and penalties that may be imposed on such Participant or for a Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

16.3 Certificates. All certificates for Shares or other securities delivered under this Plan will be subject to such stop transfer instructions, legends and other restrictions as the Administrator may deem necessary or advisable, including restrictions under any applicable federal, state or foreign securities law, or any rules, regulations and other requirements of the Securities and Exchange Commission or any stock exchange or automated quotation system upon which the Shares may be listed or quoted.

17. Amendment or Termination of this Plan or Outstanding Awards

17.1 Amendment and Termination. The Board may at any time amend, suspend, or terminate this Plan.

17.2 Stockholder Approval. The Company shall obtain the approval of the Company’s stockholders for any material amendment to this Plan or if stockholder approval is necessary or desirable to comply with any Applicable Law or with the requirements applicable to the grant of Awards intended to be Incentive Stock Options. The Board may also, but need not, require that the Company’s stockholders approve any other amendments to this Plan.

17.3 Effect. No amendment, suspension, or termination of this Plan, and no modification of any Award even in the absence of an amendment, suspension, or termination of this Plan, shall impair any existing contractual rights of any Awardee unless the affected Awardee consents to the amendment, suspension, termination, or modification. However, no such consent shall be required if the Administrator determines in its sole and absolute discretion that the amendment, suspension, termination, or modification: (a) is required or advisable in order for the Company, the Plan or the Award to satisfy Applicable Law, to meet the requirements of any accounting standard or to avoid any adverse accounting treatment, or (b) in connection with any transaction or event described in Section 14, is in the best interests of the Company or its stockholders. Subject to Section 16.2, the Administrator may, but need not, take the tax consequences to affected Awardees into consideration in acting under the preceding sentence. Termination of this Plan shall not affect the Administrator’s ability to exercise the powers granted to it under this Plan with respect to Awards granted before the termination, or Award Shares issued under such Awards, even if those Award Shares are issued after the termination.

18. Reserved Rights

18.1 Nonexclusivity of this Plan. This Plan shall not limit the power of the Company or any Affiliate to adopt other incentive arrangements including, for example, the grant or issuance of stock options, stock, or other equity-based rights under other plans or independently of any plan.

18.2 Unfunded Plan. This Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Awardees, any such accounts will be used merely as a convenience. The Company shall not be required to segregate any assets on account of this Plan, the grant of Awards, or the issuance of Award Shares. The Company and the Administrator shall not be deemed to be a trustee of stock or cash to be awarded under this Plan. Any obligations of the Company to any Awardee shall be based solely upon contracts entered into under this Plan, such as Award Agreements. No such obligation shall be deemed to be secured by any pledge or other encumbrance on any assets of the Company. Neither the Company nor the Administrator shall be required to give any security or bond for the performance of any such obligation.

19. Special Arrangements Regarding Award Shares

19.1 Escrows and Pledges. To enforce any restrictions on Award Shares including restrictions related to Reverse Vesting, the Administrator may require their holder to deposit the certificates representing Award Shares, with stock powers or other transfer instruments approved by the Administrator endorsed in blank, with the Company or an agent of the Company to hold in escrow until the restrictions have lapsed or terminated. The Administrator may also cause a legend or legends referencing the restrictions to be placed on the certificates. Any Awardee who delivers a promissory note as partial or full consideration for the purchase of Award Shares will be required to pledge and deposit, with the Company, some or all of the Award Shares as collateral to secure the payment of the note. However, the Administrator may require or accept other or additional forms of collateral to secure the note and, in any event, the Company will have full recourse against the maker of the note, notwithstanding any pledge or other collateral, unless stated otherwise in the Award Agreement and the note.

19.2 Repurchase Rights.

(a) Reverse Vesting. If an Option or RSA is subject to Reverse Vesting, the Company shall have the right, during the three months after the Awardee’s Termination, to repurchase any or all of the Award Shares that were unvested as of the date of that Termination, for a price equal to the lower of: (i) the Option Price or Purchase Price for such Shares (minus the amount of any cash dividends paid or payable with respect to the Award Shares underlying RSAs for which the record date precedes the repurchase), and (ii) the Fair Market Value of those Award Shares as of the date of the Termination. The repurchase price shall be paid in cash or, if the Award Shares were purchased in whole or in part for a promissory note, cancellation of the indebtedness under that note related to the repurchased portion of the applicable Award, or a combination of those means. The Company may assign this right of repurchase.

(b) Procedure. The Company or its assignee may choose to give the Awardee a written notice of exercise of its repurchase rights under this Section 19.2. However, the Company’s failure to give such a notice shall not affect its rights to repurchase Award Shares. The Company must, however, tender the repurchase price during the period specified in this Section 19.2 for exercising its repurchase rights in order to exercise such rights.

20. Beneficiaries

An Awardee may file a written designation of one or more beneficiaries who are to receive the Awardee’s rights (if any) under the Awardee’s Awards after the Awardee’s death. An Awardee may change such a designation at any time by written notice. If an Awardee designates a beneficiary, the beneficiary may exercise the Awardee’s Awards after the Awardee’s death. If an Awardee dies when the Awardee has no living beneficiary designated under this Plan, the Company shall allow the executor or administrator of the Awardee’s estate to exercise the Award or receive consideration upon the lapsing of restrictions on such Award or, if there is none, the person entitled to exercise the Award under the Awardee’s will or the laws of descent and distribution. In any case, no Award may be exercised after its Expiration Date.

21. Miscellaneous

21.1 Governing Law. This Plan and all determinations made and actions taken under this Plan shall be governed by the substantive laws, but not the choice of law rules, of the State of Delaware.

21.2 Determination of Value. Fair Market Value shall be determined as follows: If the Shares are traded on any established stock exchange or quoted on a national market system, Fair Market Value shall be the closing sales price for the Shares as quoted on that stock exchange or system for the date the value is to be determined (the “Value Date”) as reported on the NASDAQ Global Market or a similar source. If no sales are reported as having occurred on the Value Date, Fair Market Value shall be that closing sales price for the last preceding trading day on which sales of Shares are reported as having occurred. If there is no regular public trading market for the Shares, the Fair Market Value shall be the fair market value of the Shares as determined in good faith by the Board.

21.3 Reservation of Shares. During the term of this Plan, the Company will at all times reserve and keep available such number of Shares as are still issuable under this Plan.

21.4 Electronic Communications. Any Award Agreement, notice of exercise of an Award, or other document required or permitted by this Plan may be delivered in writing or, to the extent determined by the Administrator, electronically. Signatures may also be electronic if permitted by the Administrator and Applicable Law.

21.5 Notices. Unless the Administrator specifies otherwise, any notice to the Company under any Option Agreement or with respect to any Awards or Award Shares shall be in writing (or, if so authorized by Section 21.4, communicated electronically), shall be addressed to the Chief Financial Officer of the Company, and shall only be effective when received by the Chief Financial Officer of the Company.